Name:		Ronnie L. Tatum

Address:	4893 Riverdale Rd., Suite 260
		Atlanta, GA  30337

Company:	Morrison Fresh Cooking, Inc. (MFC)

Position:	Director/Officer - Chief Executive Officer

Statement for
Month/Year:	July, 1997

NON-DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1.	Title of Security:		Common Stock

	Transaction Date:		7-11-97

	Transaction Code:		M

	Security Acquired (A)
	or Disposed (D) of:		Acquired

	Amount:			959

	Price:				$3.6684

	Ownership Form:		Direct

	AMOUNT OF SECURITIES BENEFICIALLY
	OWNED AT END OF MONTH:		12,244


DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED

1. 	Title of Derivative Security:	Employee Stock Option ( Right to Buy)

	Conversion or
	Exercise Price of
	Derivative Security:		$3.6684

	Transaction Date:		7-11-97

	Transaction Code:		M

	Number of Derivative
	Securities Acquired
	(A)  or Disposed (D) of:	959 (D)

	Date Exercisable:		8/8/92

	Expiration Date:		8/8/97

	Title of Underlying
	Security:			Common Stock

	Amount of Shares:		959

	Price of Derivative
	Security:			$3.6684


	NUMBER OF DERIVATIVE SECURITIES
	BENEFICIALLY OWNED AT END OF MONTH: 	0
	Ownership Form of Derivative Security
	Direct (D) or Indirect (I):				N/A

	Nature of Indirect Beneficial Ownership:


Signature:	Ronnie L. Tatum

	By:	/s/	Mitchell S. Block
		Mitchell S. Block, Attorney-in-fact

	Date:	August 15, 1997